Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-208659 and
333-208659-01

$500MM USAA Auto Owner Trust (“USAOT”) 2016-1
Joint Leads: BofAML (struc), Mizuho, Wells
Co-Managers: Lloyds, Scotia, SMBC

CLS	SIZE ($MM)	WAL (y)	M/S*	Win	Exp	Legal	BENCH	SPREAD	YLD	CPN	$PRICE

A-1	152.00	0.28	P-1/A-1+	1-8	5/17	9/15/17	YLD		.680		100.000
A-2	135.00	0.97	Aaa/AAA	8-17	2/18	3/15/19	EDSF	+11	1.075	1.07	99.9975
A-3	135.00	1.86	Aaa/AAA	17-30	3/19	6/15/20	EDSF	+18	1.212	1.20	99.98355
A-4	69.18	2.79	Aaa/AAA	30-35	8/19	11/15/21	ISWP	+32	1.396	1.39	99.99465
B	8.82	2.90	A2/A	35-35	8/19	10/16/23	ISWP	+75	1.833	1.82	99.98297

*	expected ratings

NO GROW

BBG TICKER:	USAOT 2016-1	REGISTRATION:	SEC Registered
MIN DENOMS:	$1K x $1K	EXPECTED RATINGS:	Moody’s/S&P
EXPECTED SETTLE:	9/21/16	PXG SPEED:	1.50% ABS
FIRST PAY:	10/17/16	ERISA ELIGIBLE:	Yes
BILL & DELIVER:	BofAML
CUSIPS	A1 90327C AA8
A2 90327C AB6
A3 90327C AC4
A4 90327C AD2
B 90327C AE0

AVAILABLE INFORMATION:

* Preliminary Prospectus & FWP (attached)

* CDI file (attached)/Intex  Deal Name: basusaot_2016-1 Password: VA4U

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.